Exhibit 99.3
Key messages for meetings with TASTY employees and distributors
•	Everyone at Flowers is excited about joining with Tasty. Working together, we can take advantage of growth opportunities in the baking arena.

•	Our plan is to expand the Tastykake brand and product line within its existing markets and into other markets that Flowers serves

•	Tasty is an outstanding company with great people, great products, and a much-loved brand. It also has two state-of-the-art bakeries and a great network of sales distributors.

•	It’s premature to talk about any plans, but when the merger is complete, Tasty will become a subsidiary of Flowers and we’ll continue to operate both its bakeries.

•	We plan to expand distribution of Tastykakes to Flowers’ 4,000 routes located in the Southeast, Mid-Atlantic, Southwest, and in select markets in Nevada and California. Flowers’ DSD system reaches 53% of the U.S. population. That means that with Tasty’s existing markets and Flowers’ markets, Tastykakes will eventually be available to about 61% of the US population.

•	There also will be growth opportunities for Tasty’s sales distributors.

•	We expect to extend distribution of the Nature’s Own brand into Tasty’s distribution area. That will happen as we are able to acquire other bakeries that will add production capacity for breads, buns, and rolls.

•	Tasty has been in business since 1914. Flowers is a bit younger, having started in 1919. We share a similar heritage and traditions.

•	Our mission is to increase the value of our company to our shareholders over the long-term. We do that by working the “Flowers Way.” We invest in our company, we deliver outstanding service to our customers, we grow our business, and we appreciate and foster our team and their professional goals. We have values similar to Tasty. Our guiding principles are integrity, quality, service, and commitment.

•	We know the baking business and we’re a solid company. In fact, in 2009, we were named the best-managed food company among the 400 best big companies in America by Forbes magazine. We’ve made that Forbes list 5 times and have been named best in our category twice.

•	I encourage you to visit our website at flowersfoods.com to learn more about us.